Exhibit 99.8

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into on December 22, 2015, by and between Warburg Pincus Private Equity IX, L.P. (“WP”) and Sparkle Wealthy Limited (“Sparkle Wealthy”). WP and Sparkle Wealthy are collectively referred to as “Parties”, and individually as a “Party”.

RECITALS

WHEREAS the Parties hereto entered into that certain share purchase agreement dated September 14, 2015, as amended on September 25, 2015 (the “Share Purchase Agreement”) wherein Sparkle Wealthy agreed to purchase from WP and WP agreed to sell to Sparkle Wealthy 4,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of Synutra International, Inc., a Delaware corporation;

WHEREAS, as of the date hereof, the Settlement Date (as defined in the Share Purchase Agreement) and the corresponding sale of Shares by WP to Sparkle Wealthy has not occurred;

WHEREAS, the Parties hereto intend to terminate the Share Purchase Agreement in its entirety; and

WHEREAS, the Parties hereto constitute all of the parties to the Share Purchase Agreement.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

1.         Termination. The Share Purchase Agreement is hereby terminated and none of the provisions thereof shall continue to be of any further force and effect. Notwithstanding anything to the contrary herein or in the Share Purchase Agreement, each of the Parties shall be relieved of their duties and obligations arising under the Share Purchase Agreement after the date hereof. Without limiting the generality of the foregoing, following the execution hereof, WP shall have no obligation to sell to Sparkle Wealthy, and Sparkle Wealthy shall have no obligation to purchase from WP, the Shares.

2.         Governing Law; Dispute Resolution. This Agreement shall be governed in all respects by the laws of the New York without regards to conflicts of laws principles. Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 2 shall prevail. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three and the language of the arbitration proceedings and written decisions or correspondence shall be English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

3.         Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

Signature Page to Termination Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PURCHASER:

SPARKLE WEALTHY LIMITED

By:	/s/ Li Ngai
Name: Li Ngai
Title: Director

Signature Page to Termination Agreement